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                                                                      EXHIBIT 14























                                   AMTROL INC.
                             BUSINESS CONDUCT POLICY

















                                OCTOBER 2005/2006


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                            PRESIDENT'S STATEMENT ON
                       BUSINESS CONDUCT AND RESPONSIBILITY


     AMTROL INC. ("AMTROL" OR THE "COMPANY") CONDUCTS ITS BUSINESS IN AN ETHICAL MANNER, WITH INTEGRITY, TRUST, RESPECT AND FAIR DEALING. ALTHOUGH THESE VALUES SHOULD GOVERN OUR CONDUCT IN EVERY DECISION WE MAKE THAT AFFECTS AMTROL, IT HELPS TO REITERATE, PERIODICALLY, THE COMPANY'S BUSINESS CONDUCT POLICY.

     THIS BOOKLET DETAILS OUR BUSINESS CONDUCT POLICY (THE "POLICY") AND SUMMARIZES OUR RESPONSIBILITIES TO THE COMPANY AND OTHERWISE TO ENGAGE IN ETHICAL AND LEGAL BUSINESS. NO BUSINESS CONDUCT POLICY CAN ADDRESS EVERY SITUATION OR HAVE EVERY ANSWER. THE POLICY DOES NOT ENCOMPASS EVERY LEGAL AND BUSINESS ETHICS REQUIREMENT. FROM TIME TO TIME, THE COMPANY MAY DISTRIBUTE MORE DETAILED POLICY AND PROCEDURE STATEMENTS ON CERTAIN SUBJECTS. IF YOU HAVE QUESTIONS OR CONCERNS ABOUT WHAT IS ETHICAL OR PROPER BUSINESS CONDUCT, YOUR MANAGER IS USUALLY A SOUND FIRST SOURCE OF INFORMATION AND GUIDANCE. ADDITIONALLY, THE COMPANY CAN PROVIDE YOU WITH ACCESS TO CORPORATE EXPERTS OR COUNSEL WITH WHOM YOU CAN CONSULT.

     EVERYONE WHO RECEIVES THE POLICY MUST CERTIFY AT LEAST ONCE A YEAR THAT THEY HAVE RECENTLY READ THE POLICY AND UNDERSTAND THEIR OBLIGATIONS UNDER IT. IF YOU FAIL TO CERTIFY THIS, THEN YOU WILL BECOME SUBJECT TO DISCIPLINARY ACTION AND TERMINATION OF EMPLOYMENT. IF YOU HAVE ANY QUESTIONS AT ALL ABOUT THE POLICY AND YOUR RESPONSIBILITIES UNDER IT, YOU SHOULD DISCUSS THEM WITH OUR COMPANY COUNSEL, CHIEF FINANCIAL OFFICER, OR WITH ME. IF YOU KNOW OF OR SUSPECT ACTIVITIES THAT MAY INVOLVE UNETHICAL OR UNLAWFUL CONDUCT OR THAT MAY CONSTITUTE A VIOLATION OF THE POLICY, YOU MUST REPORT THEM TO THE COMPANY COUNSEL, VICE PRESIDENT OF HUMAN RESOURCES, OUR CHIEF FINANCIAL OFFICER OR ME. IN ADDITION, YOU MAY CHOOSE TO REPORT THE MATTER ANONYMOUSLY AND CONFIDENTIALLY BY SUBMITTING IT, IN WRITING, WITH AS MUCH DETAIL AS POSSIBLE, TO THE COMPANY'S COUNSEL. YOU ALSO MAY NOTIFY A MEMBER OF THE COMPANY'S BOARD OF DIRECTORS. AMTROL WILL NOT RETALIATE OR DISCRIMINATE AGAINST ANYONE WHO REPORTS IN GOOD FAITH A SUSPECTED OR KNOWN VIOLATION.

     PLEASE REVIEW THE POLICY PRESENTED HERE AND USE IT IN YOUR DAY-TO-DAY BUSINESS AFFAIRS.



                                        AL INDELICATO
                                        PRESIDENT







                                      -2-
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         NOTE:    THIS BUSINESS CONDUCT POLICY IS PROMULGATED FOR THE SOLE AND
                  EXCLUSIVE BENEFIT OF AMTROL INC. IT MAY NOT BE USED OR RELIED UPON BY ANY THIRD PARTIES AND DOES NOT CREATE ANY EMPLOYMENT RIGHTS OR EMPLOYMENT CONTRACT OF ANY KIND. THIS POLICY SUPERSEDES ALL PRIOR POLICIES RELATING TO THE SAME SUBJECT MATTER AS DOES THIS POLICY BOOKLET. ALSO NOTE THAT THIS COMPILATION MAY BECOME OUT-OF-DATE. CONSULT OUR HUMAN RESOURCES DEPARTMENT TO ENSURE THAT THIS VERSION IS THE MOST CURRENT POLICY ISSUED BY THE COMPANY AND THAT CURRENT LEGAL REQUIREMENTS ARE INCLUDED OR OTHERWISE AVAILABLE TO YOU.












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                                TABLE OF CONTENTS



I.       CORPORATE BUSINESS CONDUCT POLICY..................................  6

II.      ENFORCEMENT OF THE POLICY..........................................  6

         Reporting of Violations............................................  6

         Discipline for Violations..........................................  7

III.     ANTITRUST COMPLIANCE...............................................  8

         Violations of the Policy...........................................  8

         Specific Compliance Requirements...................................  9

         Antitrust Guidelines............................................... 12

IV.      ENVIRONMENT, SAFETY AND HEALTH..................................... 14

V.       EQUAL OPPORTUNITY & LABOR AND EMPLOYMENT LAW....................... 15

VI.      POLITICAL CONTRIBUTIONS............................................ 16

VII.     GOVERNMENT CONTRACTING, IMPROPER PAYMENTS & GIFTS.................. 16

VIII.    U.S. LEGAL CONTROLS ON INTERNATIONAL COMMERCE...................... 18

         Boycotts........................................................... 18

         Export Controls & Commodity and Technical Data Controls............ 20

         Treasury Embargo Controls.......................................... 21

         N.A.F.T.A.......................................................... 21


IX.      BRIBERY PROVISIONS OF FOREIGN CORRUPT PRACTICES ACT
         AND RELATED LAWS................................................... 21


X.       RECORDS RETENTION.................................................. 24


XI.      INTELLECTUAL AND PROPRIETARY PROPERTY.............................. 25




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XII.     INTEGRITY OF FINANCIAL RECORDS..................................... 26


XIII.    CONFLICTS OF INTEREST & DUTIES OF LOYALTY.......................... 27

         Specific Policy Applications....................................... 27


XIV.     SPECIAL EMPLOYEE OBLIGATIONS....................................... 28












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                      I. CORPORATE BUSINESS CONDUCT POLICY

     THERE IS ONE BASIC OVERRIDING PRINCIPLE OF BUSINESS CONDUCT TO WHICH EACH EMPLOYEE AND AMTROL INC. ("AMTROL" OR THE "COMPANY") AGENT IS EXPECTED TO
ADHERE:

     COMPLIANCE WITH APPLICABLE LAWS - NO ONE SHOULD AT ANY TIME TAKE ANY ACTION ON BEHALF OF THE COMPANY WHICH VIOLATES ANY LAW OR REGULATION. SECTIONS III-XIV OUTLINE BASIC REQUIREMENTS OF THE LAWS RELATING TO ANTITRUST, POLITICAL CONTRIBUTIONS, EQUAL EMPLOYMENT, ENVIRONMENT, SAFETY AND HEALTH, CONTROLS ON INTERNATIONAL COMMERCE, CONFLICTS OF INTEREST, INTELLECTUAL PROPERTY AND CERTAIN OTHER MATTERS. HOWEVER, THIS BUSINESS CONDUCT POLICY (THE "POLICY") IS NOT LIMITED TO THE POLICIES, PROCEDURES AND MAJOR LAWS OUTLINED WITHIN IT, BUT EXTENDS TO RELATED AND SEPARATELY PUBLISHED COMPANY POLICIES AND PROCEDURES (INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S EMPLOYEE HANDBOOK) AS WELL AS ALL OTHER LAWS AND REGULATIONS APPLICABLE TO COMPANY OPERATIONS.

     BEYOND THIS OVERRIDING PRINCIPLE, WE AS A COMPANY MUST OPERATE HONESTLY WITH EACH OTHER, OUR CUSTOMERS AND OTHERS WITH WHOM WE DEAL. ALL RELATIONSHIPS AND COMMUNICATIONS WITH GOVERNMENTAL INSTITUTIONS MUST ALSO BE HONEST AND FORTHRIGHT.

                          II. ENFORCEMENT OF THE POLICY

     It is the responsibility of every employee, agent and representative of the Company to comply with all provisions of this Policy. (For ease of reference, officers, consultants, agents, representatives and temporary workers are all referred to as "employees" in this Policy.) Each of you is responsible for your own compliance, and supervisory personnel are responsible for compliance of their subordinates. The Company has three Compliance Officers to whom you can direct any questions or concerns about the Policy - the Company's Counsel, to whom you should direct legal questions as well as concerns about known or suspected unlawful actions and the Vice President of Human Resources and Company's Chief Financial Officer, to whom you should direct all other compliance questions or concerns. If you feel you cannot speak to these Compliance Officers, you may contact the Company President. If you prefer to raise your questions or concerns anonymously, you may submit them in writing, with as much detail as possible, to the Company's Counsel. You also may contact a member of the Company's Board of Directors.

     REPORTING OF VIOLATIONS. If you know or suspect a violation of this Policy, the Company's related policies or procedures or other state or federal laws, you must report that information immediately to your supervisor or one of the Corporate Compliance Officers. If you believe the person to whom you reported the suspected violation has not taken appropriate action, you must contact the Company President. If you prefer to speak to someone in confidence and anonymously, you may submit your concerns in writing, with as much detail as possible, to the Company's Counsel. You also may contact a member of the Company's Board of Directors.

     If you are involved in the suspected violation, when the Company conducts its investigation and determines whether disciplinary action is warranted, it will consider the fact that you reported it, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional.

     No one who reports a violation, in good faith, will be made to suffer public embarrassment or be subject to retaliation of any kind. Any employee of the Company responsible for reprisals of this sort against a good faith reporter of a suspected violation is subject to disciplinary action, including termination where appropriate. In addition, anyone who knowingly submits a false report of a violation, does so in violation of this Policy and is subject to disciplinary action, including termination where appropriate.

     It is imperative that reporting employees NOT conduct their own investigations, which may involve complex legal issues. Acting on your own may compromise an investigation's integrity and adversely affect both you and the Company. The Company's Counsel is responsible for investigating any suspected violations of the Policy, related Company policies and procedures and federal or state law.

                            DISCIPLINE FOR VIOLATIONS

     Failure to comply with this Policy, related Company policies and other laws can have severe consequences for both the individuals involved and the Company. Accordingly, the Company will impose appropriate discipline for violations including, where appropriate, termination of employment and forfeiture of benefits. Conduct that violates the Policy and related Company policies may also violate federal or state law and may subject the individuals involved to prosecution, imprisonment and fines. Failure of an individual to comply with the Policy, related Company policies or other laws may result in referral by the Company to the appropriate law enforcement agency or regulatory body for criminal prosecution or other government enforcement activity as well as reimbursement to the Company, the government or any other person or entity for any losses or damages resulting from the violation of Company policy and/or law.

     To summarize, disciplinary action may be taken:

     - Against employees who authorize or participate directly and, in certain circumstances, indirectly in actions that violate applicable laws and regulations and this Policy and related Company policies and procedures.

     - Against employees who fail to report a violation of applicable laws or regulations, this Policy or the Company's related policies or procedures or who withhold information concerning a violation of which they may become aware or should have become aware.

     - Against the violator's supervisors, to the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence by the supervising personnel.

     - Against Company personnel who attempt to retaliate, directly or indirectly, or encourage others to do so against an employee who, in good faith, reports a violation of this Policy, related Company policies and procedures or other laws.

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     -    Against employees who knowingly make a false report of a violation.

     As with all matters involving disciplinary action, principles of fairness will guide the Company. Employees believed to have violated Company policy or other laws will be given a fair and full opportunity to explain their actions before the Company takes disciplinary action against them.

                            III. ANTITRUST COMPLIANCE

     AMTROL's antitrust policy is to compete vigorously, fairly and in compliance with all applicable antitrust and competition laws. No employee will act in any manner that is inconsistent with this Policy, will qualify or compromise it, or will authorize or condone violations. Failure to comply with the Policy risks the reputation and success of the Company and its employees, and, depending on the circumstances, can result in severe penalties. Managers and supervisors are responsible for exercising care, diligence and leadership to assure that employees reporting to them fully comply with this Policy. Additionally, each employee is responsible for adhering to and reporting any violations of the Policy.

     Violations of the antitrust laws constitute a felony and criminal conviction can result in imprisonment up to three years and fines up to or beyond $350,000 for individuals and $10 million for corporations - recently, a fine of $500 million was imposed on a company. Private lawsuits may result in an award of triple the damages proved, plus costs and attorneys' fees. Violation of the antitrust laws also may result in the imposition of broad injunctive relief that could severely limit the Company's business freedom. The costs in time, reputation and lost business can be staggering. Even when a company is found not to have violated the antitrust laws, the costs of legal counsel and the drain on employees' time can be enormous. On the other hand, prompt reporting of a suspected problem can assist AMTROL in addressing it early - the government has amnesty programs that reduce or eliminate some of these consequences for companies who learn of troublesome conduct and take swift action to stop it.

     AMTROL does not expect you to become an expert on the antitrust laws. However, you must have an understanding of basic antitrust concepts, you must be able to recognize problem areas, you must strictly follow this Policy and you must consult with either the Company Counsel or another Compliance Officer whenever you have any question whatsoever.

                            VIOLATIONS OF THE POLICY

     Intentional violation of this Policy will result in discipline, up to and including immediate termination. Disciplinary action will also be taken against any employee who intentionally withholds information about a violation or fails to report a violation and against any manager if the circumstances reflect inadequate leadership and lack of diligence in the enforcement of this Policy.

     Any employee who has information leading the employee to believe that this Policy is being or may be violated must disclose the information to AMTROL's Counsel and/or another Compliance Officer. Efforts will be made to hold the name of the employee presenting the information in confidence, except to the extent necessary to follow up on it. No disciplinary action will be taken against any employee for reporting a potential antitrust violation in good faith, even if it is determined that no violation has occurred, although the underlying conduct may still result in disciplinary action.

     If any employee is accused of violating the antitrust laws after relying in good faith on the advice of AMTROL's Counsel, no disciplinary action will be taken by the Company against the employee. AMTROL will do everything in its power to assist in the employee's legal defense.

                        SPECIFIC COMPLIANCE REQUIREMENTS

     The primary goal of the antitrust laws is to protect free competition within the United States. To accomplish this, the laws generally prohibit any agreement that restrains trade and unilateral activities that restrict competition. The courts interpret the term "agreement" very broadly. It includes everything from a casual understanding to a formal contract. Since the written laws do not relate these terms to specific business practices, the courts have taken it upon themselves to do so. A few practices (such as price fixing, bid rigging and market allocation agreements) have been considered to be so bad that, no matter what the motive, they are always illegal ("per se"). All others are judged on a case-by-case basis and only become illegal if the anticompetitive effects outweigh the "reasonable" business justification ("rule of reason").

     The following compliance requirements are based on this court-made law and are designed to minimize the Company's antitrust exposure. For simplicity they are divided into four general categories:

             RELATIONSHIPS WITH COMPETITORS, CUSTOMERS AND SUPPLIERS

     THE PER SE VIOLATIONS: There are certain practices -- all involving contact with competitors -- that are called per se violations of the antitrust laws. These are so dangerous that the Company's policy is to avoid contact with competitors as much as possible:

     The following are the practices that, regardless of motive, should NEVER be done:

     1. In dealing with competitors, AMTROL employees must not in any way provide or receive information to or from a competitor, or enter into any understanding or agreement with a competitor, which relates to price, terms or conditions of sale, distribution, costs, profits, deliveries, production capacity or facilities capacity utilization, market shares, current or future business conditions, sales territories or customers unless:

          A. The communication is an essential part of a buyer-seller or joint venture relationship between AMTROL and the competitor and has been approved by Senior Management and/or the Company's Counsel, or

          B. Communication of the information is necessary for an industry standardization program which has been reviewed by Company Counsel, or

          C. In the opinion of Company Counsel, communication of the information would not violate the antitrust laws.

     2. AMTROL employees must not attend any informal or secret meeting with competitors. In addition, unless formal trade association procedural requirements are followed, AMTROL employees must not attend any informal meeting of competitor members of a trade association where business matters are discussed.

     3. If an AMTROL representative to a trade association meeting becomes aware that improper subjects are being discussed, the representative must object immediately, prominently and unequivocally, leaving the meeting if necessary, and make a prompt report of the incident to Company Counsel.

     THE RULE OF REASON VIOLATIONS: The following common business practices are regulated by the antitrust laws and may be legal or illegal depending on the circumstances. They are generally referred to as "rule of reason" violations. Because the rules are complex and the costs of being wrong can still be serious or even catastrophic, AMTROL's policy is that these practices may not be followed unless there has been a prior review by Senior Management and in paragraphs 1, 2, 5 and 6, Company Counsel.

     1. Restricting the price, terms or other conditions of sale upon which a broker or customer may resell AMTROL products; reaching an agreement with a broker that dictates the price or sets a minimum price above which it must resell is particularly serious. [This does not apply to an agent who does not buy and resell.]

     2. Requiring a broker or customer to purchase one AMTROL product in order to be able to purchase another.

     3. Terminating an established relationship with a broker, agent, or customer, for other than credit reasons.

     4. Offering special price schedules, discounts, sale terms, rebates, credit terms, promotional allowances or promotional assistance to any customer without making the same available, on a proportionately equal basis, to that customer's competitors, except to meet a competitive offer.

     5. Conditioning the sale of AMTROL products on the prior agreement of the customer to refrain from buying competitive products.

     6. Making false or deceptive statements about AMTROL products or competitor's products.

     7.   Using the purchasing power of AMTROL with its suppliers to force those

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          suppliers to purchase AMTROL products.

     BASIC PRINCIPLES: Avoid ALL contact with competitors, unless:

     1.   THE CONTACT IS SOCIAL/FAMILY AND ABSOLUTELY NO BUSINESS IS DISCUSSED
          OR;

     2. THE CONTACT IS NECESSARY FOR PURPOSES OF AMTROL'S LEGITIMATE BUSINESS (I.E., LEGITIMATE TRADE MEETING, DEALING WITH A CUSTOMER OR VENDOR WHO ALSO HAPPENS TO BE A COMPETITOR) AND DISCUSSION IS STRICTLY LIMITED TO THE LEGITIMATE PURPOSE.

     WHEN IN DOUBT, AVOID THE CONTACT UNLESS IT HAS BEEN CLEARED BY THE COMPANY'S COUNSEL. REMEMBER THAT PHONE CALLS AND EMAILS ARE "CONTACTS" TOO - AND THAT THERE ARE ALWAYS RECORDS OF SUCH CONTACTS. AVOID THEM ALL.

                              UNILATERAL ACTIVITIES

     The antitrust laws cover some unilateral activities. Primarily these involve the unfair use of economic or market power to gain or maintain market share. Any practice that would possibly be viewed as leveraging AMTROL's market power to gain or maintain market share or to injure competitors must be reviewed in detail with Company Counsel before implementation.

                    ACQUISITIONS, MERGERS AND JOINT VENTURES

     Due to the complexity of the rules covering acquisitions, mergers and joint ventures, and the need to submit all relevant information (including proprietary or confidential reports, projects, analyses, and market studies) to the Department of Justice and Federal Trade Commission, no AMTROL employee may enter into serious discussions with a potential partner or acquisition candidate or prepare substantive written reports relating to these transactions without first consulting Company Counsel.

                INTERNATIONAL OPERATIONS & FOREIGN ANTITRUST LAW

     United States antitrust laws apply to any transaction that "affects" U.S. commerce - therefore, many of the principles discussed in this Policy apply equally to the conduct of business outside of the United States. However, many countries have or are developing stricter requirements with respect to many types of business practices, including distribution agreements; patent, copyright and trademark licenses, rebates and discounts, pricing policies and other areas. At a minimum, AMTROL employees should assume that this Policy applies to all global transactions and operations. Further, you must obtain a compliance determination with respect to any foreign trade activities that could be impacted by either foreign antitrust requirements or those of the United States.

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                              ANTITRUST GUIDELINES

     The majority of the specific rules related to antitrust in this Policy can be summarized into a series of "do's" and "don'ts." These are not a substitute for a thorough understanding of the various subjects, but they do cover most of the areas that can present serious antitrust problems.

     1.   Competition

     DO compete vigorously and independently at all times in an ethical manner. Avoid any marketing, advertising or other program that could be characterized as unfair or deceptive.

     DON'T enter into any agreement, "gentlemen's understanding" or discussion with any competitor concerning the following subjects:

     -    prices or discounts

     -    terms or conditions of sale, including credit terms

     -    profits, profit margins or costs

     -    shares of the market

     -    present or future business conditions or strategy and plans

     -    distribution practices or channels

     -    bids or the intent to bid

     - selection, classification, rejection or termination of customers or classes of customers

     -    sales territories or markets

     -    exchange of competitive information

     -    capacity utilization

     -    customers

     - any other matter inconsistent with complete freedom of action and independence of the company in the conduct of its business.

     2.   Competitive Information

     DO obtain as much information as you can about competitors, and

     -    DO ask CUSTOMERS for competitive information

     - DON'T obtain information about competitors (especially prices) directly from the competitors

     - DO always include the source from which competitive information was obtained whenever writing any document regarding such information, such as the SPA (and do record the date and source of a competitor's price information if it is in a document obtained from a third party like a customer)

     DON'T attend meetings with competitors (including trade association meetings) at which prices or any of the other subjects listed in guideline number one are discussed. If these subjects come up, leave the meeting immediately, make sure your departure is noted in the minutes of the meeting and report the discussion to the Company's Counsel.

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     DO avoid social and other informal contacts with competitors where possible. If a situation arises where a competitor wishes to discuss any of the subjects listed in guideline number one, let the competitor know that it is against AMTROL policy. If the competitor persists, terminate the conversation immediately, rudely if necessary, and report the conversation to the Company's Counsel.

     3.   Agreements with vendors, brokers, agents, or customers

     DO consult with Senior Management or Legal Counsel before entering into any agreement, understanding or discussion with any customer (including brokers) that would:

     - restrict the prices or terms under which the broker or customer may resell

     - restrict the territory or markets in which the broker or customer may resell

     - restrict the customers or classes of customers to whom the broker or customer may resell

     - prohibit or restrict the broker or customer from handling the products of a competitor

     - require the broker or customer to purchase one product as a condition to your selling another

     - require a broker or customer to purchase all of its requirements for a particular product from AMTROL or to deal exclusively with AMTROL.

     DON'T attempt to achieve any of the above results through the use of pressure, threats of termination, discussions "behind the barn," poor service or any other coercive tactic.

     DON'T enter into any agreement, understanding or discussion with any broker or customer concerning the following without consulting with Senior Management or Company Counsel:

     - selection, classification, rejection or termination of other customers or classes of customers

     - restrictions on AMTROL in determining what products to sell to whom, at what prices or in which territories or markets

     - any other matter inconsistent with complete freedom of action and independence of Company Counsel and of the broker or customer in the conduct of their respective businesses.

     4.   Prices

     DO consult with Senior Management and/or Company Counsel before offering different discounts, rebates or other price adjustments or different terms or conditions of sale for the same product than those available to competing customers on contemporaneous sales under comparable conditions, except to meet competition. NOTE: There is nothing necessarily illegal about different customers getting different discounts or other conditions of sales. Moreover, price discrimination does not violate the law unless it causes substantial injury to competition.

     5.   Marketing

     DO consult with Senior Management and/or Company Counsel before furnishing advertising or sales promotional material, promotional allowances or technical services to one customer on contemporaneous sales under comparable conditions unless you make the material or services available on a proportionately equal basis to all competing customers.

     6.   Customer Terminations

     DO remember that terminations of agents, brokers or customers with whom AMTROL has had a longstanding relationship should be done sensitively and unilaterally.

     DON'T terminate such a customer, agent or broker for other than valid credit reasons without first consulting with Senior Management and/or Company Counsel.

     7.   Assistance

     DO contact your manager or a Compliance Officer, including Company Counsel, for assistance in complying with these guidelines.

     DO contact a Compliance Officer, including Company Counsel, if you have any questions regarding your responsibilities under this Policy or concerns regarding possible violations.

                       IV. ENVIRONMENT, SAFETY AND HEALTH

     AMTROL is committed to being an environmentally responsible company and to providing a safe and healthful workplace for its employees. The Company will comply with all environmental, safety and health ("ESH") laws. Federal, state and local environmental laws regulate the emission of pollutants into the atmosphere, the discharge of pollutants into surface and ground waters, and the handling and disposal of wastes. Important Federal laws in this area include the Resource Conservation and Recovery Act which establishes a system for "cradle to grave" management of hazardous wastes and the Clean Air and Clean Water Acts which extend broad protection to air and water resources.

     Other laws also safeguard health, safety and the environment and it is important that our Company complies with them. The Occupational Safety and Health Act regulates both physical safety and exposure to conditions in the workplace to prevent harm to employees. The Occupational Safety and Health Act establishes specific industrial hygiene procedures, standards for communication of precautions and hazards associated with substances that the Company uses or produces and sells, required hazardous materials training and permissible exposure limits for certain substances.

     The Toxic Substances Control Act regulates many products and raw materials. Unless specifically exempted, every chemical the Company uses or sells must have been listed on the Environmental Protection Agency's National Inventory of Chemical Substances and Mixtures.

The Company may not manufacture or import a substance unless it is on the Inventory or must submit a Premanufacture Notification to EPA at least ninety days before the proposed manufacture or import. The Toxic Substances Control Act also requires the Company to: (i) record all allegations of significant adverse reactions to chemical substances and mixtures it uses or sells; and (ii) promptly report to the Environmental Protection Agency any information that reasonably supports the conclusion that a substance or mixture manufactured, processed or sold by the Company presents a substantial risk of injury to health or the environment.

     All permit applications must be complete and truthful and all permit requirements carefully followed. Required environmental controls and apparatus must never be by-passed except as allowed by and in compliance with law. Under various laws, spills of oil or hazardous substances exceeding defined reportable quantities, including spills to sewers and air emissions, must be reported immediately to the National Response Center or to other agencies if they are not covered by a permit. IF YOU HAVE ANY SPILL OR DISCHARGE NOT COVERED BY A PERMIT, NOTIFY A COMPLIANCE OFFICER AND CALL COUNSEL IMMEDIATELY TO ENSURE THAT ALL LEGAL REPORTING REQUIREMENTS ARE MET.

     It is the policy of the Company to design, manufacture and distribute products and to handle and dispose of materials in compliance with all applicable laws, rules and regulations including those enacted to protect the environment and the safety of the public and individuals. In addition, community "right to know" laws require that information be available to the public on chemical uses and releases and submitted to relevant agencies - care must be taken to make sure these requirements are properly met.

     Every employee is expected to strictly adhere to this policy. Managers have a special obligation to keep informed about legal standards and requirements and to inform higher management promptly of any adverse situation which may come to their attention.

     The Company is committed to eliminating recognized hazards from the workplace, providing its employees with appropriate safety training and complying with all applicable occupational safety and health laws and standards. You are required to report any adverse health or safety incidents or conditions, including broken equipment or machinery, missing or broken guards and accidents to the person responsible for safety at each facility or a Corporate Compliance Officer. All such reports will be investigated promptly, and appropriate corrective action will be taken.

     The laws and regulations in this area are complex, and violation can result in severe criminal and civil penalties for the Company and also for individuals. If you are faced with an environmental, health or safety issue, you should contact a Compliance Officer, Company Counsel or designated legal counsel immediately.


                 V. EQUAL OPPORTUNITY & LABOR AND EMPLOYMENT LAW

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     AMTROL is committed to providing a work environment in which everyone is treated with fairness, dignity and respect. The Company provides equal employment opportunity for all employees on the basis of qualification and merit. The Company will not discriminate on the basis of race, color, creed, religion, national origin, age, disability, handicap, sex, sexual preference, marital status or any other legally protected status in accordance with applicable laws and regulations.

     The law forbids discrimination in employment on the basis of race or color, religion, sex, sexual orientation, gender identity or expression, disability, age, or country of national origin. In some jurisdictions in which AMTROL operates other types of discrimination may be forbidden as well, and all employees must comply with the posted Company policy and laws that apply to them. All employees must refrain from any activity that is meant to cause or, in fact, causes unlawful employment discrimination in any aspect of a person's employment, including decisions concerning recruitment, hiring, placement, transfer, demotion, promotion, training, compensation, employee benefits, discipline and termination.

     The Company's working environment must be free of all forms of unlawful discrimination, including sexual harassment. Sexual harassment may include unwelcome sexual advances, requests for sexual favors and verbal, physical or visual conduct or conditions of a sexual nature that have the effect of unreasonably interfering with an employee's work performance or which create an intimidating, hostile or offensive work environment. AMTROL prohibits any kind of harassment by or against its employees.

     All employees must comply with applicable laws concerning labor and employment, including those relating to wages and hours. Contact the Human Resources department for specific policies, procedures and requirements relating to employee matters.

                           VI. POLITICAL CONTRIBUTIONS

     Political contributions by corporations, whether by direct or indirect use of corporate funds, property or services are prohibited by Federal law and the laws of most states.

     While individual participation in the political process and in campaign contributions is proper and is encouraged by the Company, an employee's contribution must not be made, or even appear to be made, with the Company's funds, or be reimbursed from the Company's funds; nor should the selection of a candidate or of a party be, or seem to be coerced, by the Company. Fines and jail sentences may be imposed on those who violate the political contribution laws, and the Company may be fined. All solicitations of employees and individuals associated with the Company for contributions to any political action committee must be accompanied by an explanation that such contributions are voluntary, that no one will be adversely affected as a result of his or her decision not to contribute, and that political contributions are not tax deductible.


                      VII. GOVERNMENT CONTRACTING, IMPROPER
                                PAYMENTS & GIFTS

     When AMTROL accepts government contracts, it has an obligation to ensure that it administers those contracts and delivers its products and services in a manner that fully complies with government contracting laws and regulations, as well as its own high standards of honesty, integrity and excellence. Employees must comply fully with all federal, state and local laws regulating government contracting. Employees must comply with federal and state employment laws applicable to federal or state contractors, such as federal Equal Employment Opportunity and state human rights laws, and various federal and state laws prohibiting discrimination against certain protected classes of people. Some of the special rules that apply to federal government contractors include:

     - Employees must comply with all rules that govern contractor conduct under Medicare, Medicaid and the Federal Employees Health Benefits Program.

     - Managers and officers must abide by specific rules governing the recruitment and employment of current or former federal employees. Approval by the Company's Counsel must be obtained prior to discussing employment with such person.

     - Employees must not offer, promise or deliver a gift of any value to an employee or elected or appointed official of the federal government for the purpose of influencing official acts or as a reward for performing such acts. This includes payment for any meal, refreshment, entertainment, travel or lodging expenses of a federal employee or elected or appointed official.

     - Employees may not provide or accept any "kickback" or "rebate" (i.e., anything of value) in connection with a federal contract. You should be aware that, with respect to payments to government officials, a violation occurs regardless of whether the payment to the government official was made with the intent to influence him or her. Under the Anti-Kickback Act, the Company must report to the government, in writing, whenever it has reasonable grounds to believe that a violation has occurred.

     - Certain federal contracts require employees or officers to certify that during the course of a contract procurement they have not engaged in activity prohibited by any federal procurement law or regulation. No certification should be given without prior consultation with Company Counsel.

     - Employees must comply with all laws (including the Foreign Corrupt Practice Act discussed in Section IX below) that apply in the countries where AMTROL does business.

     - Employees involved in administration of federal government contracts must abide by the federal privacy laws and regulations applicable to the federal agency that maintains the contract.

     - Employees must not use federal funds under government contracts for any lobbying activity designed to influence legislation, appropriations or the award of any federal contract.

     - Employees must be accurate and complete in all representations and certifications in negotiating or administering federal government contracts. Submission of a proposal, quotation, reconciliation, rate submission, certification of fact (including those relating to domestic origin of goods, independence of pricing determinations and pricing relationships with comparable customers) or other document or statement that is false, incomplete or misleading can result in liability for both the company and the individual. Employees and officers have an affirmative duty to disclose to the federal government current, accurate, and complete cost, pricing or other required data. Estimates must be clearly identified as such. Questions should be directed to the Company's Counsel.

     - The Company may use only legitimate methods to obtain business or contracts. It is a federal crime to seek, receive or use information the Company is not authorized to possess, such as a competitor's price or bid information, or confidential government information. Accordingly, even reasonable suspicions regarding such information must be reported to the Chief Financial Officer, or to the President immediately.

     State laws that govern contractor conduct under Medicaid, children's health programs, and state or local health plans may vary from the federal rules outlined above. Contact the Company's Counsel concerning how any individual state rule might apply.

     In light of how complex the regulatory scheme is that governs government contracting, the Company requires that before it submits any bid or proposal to any government agency or government contractor, the Company conduct and properly document a compliance review, which the Chief Financial Officer must then review.

               VIII. U.S. LEGAL CONTROLS ON INTERNATIONAL COMMERCE

     All Company employees and representatives must comply with the applicable laws of any foreign country in which the Company transacts business. In addition, we must comply with all laws of the United States that apply to our business conducted outside of our country, even if the foreign country itself does not enforce these or similar laws.

                                    BOYCOTTS

     Various United States laws impose obligations on the Company in connection with our relations with customers in countries engaging in international boycotts. Principally, the laws relate to the Arab boycott of Israel, but they apply to any boycott of a country friendly to the U.S. Under the Export Administration Act, U.S. persons or firms are prohibited from taking or knowingly agreeing to take certain specified actions with the intent to comply, further, or support any unauthorized boycott. Under the U.S. Internal Revenue Code, penalties may also be imposed against taxpayers agreeing to participate in or cooperate with an international boycott or failing to make required reports. These laws provide for criminal and civil penalties in addition to loss of tax benefits. These laws require that solicitations to support boycotts or other restrictive trade practices be reported to the U.S. government

     IMPERMISSIBLE CERTIFICATIONS. Set forth below are certifications or statements which cannot be made by any employee - except on prior approval of the Company's Counsel:

     1. Certificate that the product is not of Israeli origin or from another boycotted country (i.e., negative certificate of origin).

     2.   Certificate that the Company's carrier is not blacklisted.

     3.   Certificate that the Company's insurer is not blacklisted.

     4. Certificate or any statement relating to business dealings with or in Israel or any other boycotted country, or any entity that is blacklisted pursuant to an international boycott. This includes positive as well as negative statements. (e.g., it is not permitted to say that the Company has dealings with or in Israel.)

The following is an appropriate response to negative certificate requests:

     "We certify that the information contained herein is true and correct and that the origin of goods is the United States of America. We further certify that the raw materials, parts and labor used in their manufacture are of U.S.A. origin. We acknowledge application of the laws of (boycotting nation) to this transaction."

     FURTHER IMPERMISSIBLE ACTIONS. In any transaction (purchase order, response to invitation to bid, invoice, letter of credit, etc.), in or out of the U.S., by the Company, the Export Administration Act prohibits the doing or agreeing to do any of the following:

     1. Refusing to employ or otherwise discriminating against a U.S. person on the basis of race, religion, sex or national origin. Example: agreeing not to send Jewish employees to an Arab country.

     2. Discriminating against any corporation or other entity that is a U.S. person on the basis of race, religion, sex or national origin of any owner, officer, director, or employee of such corporation or organization.

     3. Furnishing information about the race, religion, sex or national origin of any U.S. person, or of any owner, officer, director or employee of a U.S. person.

     4. Furnishing information to the Central Boycott Office in Damascus or to any other boycott office. Example: not even an annual report can be submitted.

     5. Furnishing information about our business dealings with others in response to a boycott-based request or questionnaire.

     6.   Refusing to do business with anyone for boycott-based reasons.

     7. Selecting suppliers or subcontractors on the basis of any boycott-based blacklist or whitelist.

     8. Doing anything with intent to evade the boycott regulations. Example: diverting orders to a foreign subsidiary or affiliate to accomplish transactions otherwise not allowed.

     TAX IMPLICATIONS OF INTERNATIONAL BOYCOTTS. U.S. tax law imposes reporting requirements and tax sanctions for agreeing to participate or cooperate with an international boycott. Specified executives of the Company may be required to certify annually to the Tax Department as to compliance with these laws.

     The tax law penalizes us if we agree to: (1) refrain from doing business with Israel, Israelis, or Israeli companies; (2) refrain from doing business with companies doing business with Israelis or Israeli companies; (3) refrain from doing business with any Company on the basis of nationality, race or religion; or (4) refrain from hiring anybody because of his or her nationality, race or religion.

     In addition, the sanctions apply if we agree to refrain from shipping or insuring with anyone who does not agree to cooperate with a boycott.

     The "agreement" may be in the "fine print" of a customer's purchase order, the letter of credit or the shipping instructions. The agreement need not be in writing, but may be implied from a Company's course of conduct. Once the agreement is made, the tax sanctions apply not only to that year, but also to all subsequent years during which the agreement remains in effect, unless the tainted provisions are specifically renounced and the renunciation communicated to the customer.

     As a general rule, the Company must report the receipt of any request for action, if the purpose of the request is to support an unapproved boycott. It is the mere receipt of a request and not the Company's response that triggers reporting liability. If you become aware of any such requests, they should be reported to the Company President.

     REPORTING REQUIREMENTS. As a general rule, the Company must report the receipt of any request for action, if the purpose of the request is to support an unapproved boycott. It is the mere receipt of a request and not the Company's response that triggers reporting liability. If you become aware of any such requests, they should be reported to the Company Counsel or Company President.

             EXPORT CONTROLS & COMMODITY AND TECHNICAL DATA CONTROLS

     Under the Export Administration Act of 1979 and other laws, certain commodities and technical data are subject to controls to further fundamental national security, foreign policy, or short supply objectives. The prohibitions generally apply to exports from the United States, trans-shipment of goods from the country of original destination to a third country and exports of foreign made goods with U.S. content. In addition, certain activities in support of shipments by foreign persons to embargoed countries or activities of foreign person engaged in proliferation of weapons of mass destruction are prohibited. No exports of commodities or data or provision of services in support for shipments of commodities or data between foreign countries may proceed without an express determination reviewed by Company Counsel that all necessary licenses have been obtained and reviewed and that such exports or services are not prohibited.

                            TREASURY EMBARGO CONTROLS

     The United States has imposed a variety of trade embargoes and other economic sanctions that impact, in varying degrees, trade with certain countries and certain specially designated individuals and companies in other countries. These prohibitions are administered by the Treasury Department's Office of Foreign Assets Control ("OFAC"). Before any Company products are exported or any other transactions are entered into with foreign parties, a determination must be made and reviewed by counsel that there are no applicable economic sanctions that the transaction might violate.

     The OFAC also administers sanctions programs involving Libya, Cuba, North Korea, Iran, Iraq, Syria, Sudan, Zimbabwe and Burma (Myanmar), certain persons and entities connected with the former Federal Republic of Yugoslavia, areas of the Republic of Bosnia and Herzegovina and the Western Balkans, highly enriched uranium transactions, rough diamond transactions, designated terrorists and international narcotics traffickers, Foreign Terrorist Organizations, and designated foreign persons who have engaged in activities relating to the proliferation of weapons of mass destruction.

     These restrictions vary and are subject to change and may affect imports, travel, currency transactions, and assets as well as exports, and activities in support of or facilitating transactions among foreign nationals. The prohibitions may also extend to indirect conduct including arrangements through third parties. Individual officers of other companies have been prosecuted for violation of these regulations through alleged "conscious non-supervision" or "willful blindness". Employees and Company agents with responsibility for international activities should consult frequently to determine the legal requirements applicable in this area, as they may change.

                                   N.A.F.T.A.

     The North American Free Trade Agreement provides that only goods satisfying its rules of origin requirements are accorded preferential tariff treatment. The rules are complex and include separate origin rules for automotive goods. Prior to engaging in transactions covered by N.A.F.T.A. tariff treatment requirements, it is essential that specific Company procedures, including any Certificates of Origin that are issued, comply with all applicable N.A.F.T.A. requirements, and that the Chief Financial Officer review the procedures to be followed in these transactions prior to any tariff treatment determination.


           IX. BRIBERY PROVISIONS OF FOREIGN CORRUPT PRACTICES ACT AND
                                  RELATED LAWS

     The Foreign Corrupt Practices Act of 1977, as later amended, ("FCPA") has two parts. One part, entitled "Accounting Standards," establishes rules governing the keeping of books and records and the establishment of internal control systems by all corporations registered with the Securities and Exchange Commission. Guidelines and procedures relating to the Accounting Standards provision of the FCPA are addressed, in part, in Section XII below and in separate, but related, Company accounting policies. The other part, entitled "Foreign Corrupt Practices," deals with payments to foreign officials by any U.S. Corporation or U.S. citizen and penalties for violations of the Act. The guidelines and procedures set forth below apply to the foreign corrupt practices part of the FCPA and to various related laws.

     In general, the foreign corrupt practices provisions of the FCPA prohibit any payment to a "foreign official" for the purpose of influencing him or her to assist in obtaining or retaining business for any person, including any business or organization. The FCPA applies to any act or event that is "in furtherance of" a payment to a foreign official. The FCPA covers not only the actual payment of money, but also an offer, promise or authorization of the payment of money and an offer, gift, promise or authorization of the giving of "anything of value." Thus, an offer, promise or authorization to pay money or give something of value can violate the FCPA, whether or not any payment or gift is actually made.

     The FCPA applies to payments to foreign officials (defined to mean an officer, employee or other person acting in an official capacity for a foreign government or any department, agency or instrumentality such as a state-owned business corporation or for a public international organization such as the United Nations or International Monetary Fund). The FCPA applies to any payment to any person while knowing or believing there is a high probability that at least a portion of the money or thing of value "will be offered, given, or promised, directly or indirectly" to a foreign official, foreign political party, party official or candidate for public office in a foreign country. Thus, normal payments to independent third parties such as agents, lawyers, distributors, contractors, consultants, suppliers, or to joint venture participants or noncontrolled joint venture entities may be deemed to violate the FCPA if it appears likely that the recipient makes payments to foreign officials.

     Payments to foreign officials are illegal under the Act if made for either of the following purposes in order "to assist . . . in obtaining or retaining business for or with, or directing business to, any person": influencing any act or decision of the foreign official in his official capacity or inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official; or inducing the foreign official to use his influence to affect or influence an act or decision of his government. "Retaining business" has a broad meaning and includes prohibition against corrupt payments relating to the execution or performance of contracts or the carrying on of existing business, such as a payment to a foreign official for the purpose of obtaining more favorable tax treatment.

     The FCPA uses the word "corruptly" to define the act or event which is defined to be unlawful. The legislative history of the FCPA indicates that "corruptly" connotes an intentional wrongdoing or evil motive.

     The criminal penalties for violating the foreign corrupt practices provisions of the FCPA are very severe. Corporations are subject to fines upon convictions of up to $2 million. Individuals who violate the FCPA are subject to prison sentences of up to five years and fines of up to $100,000. These penalties may be increased if the harm caused or benefit received as a result of the violation exceeds the specified fines or if aggravating circumstances are found to exist. Civil penalties of up to $10,000 may also be imposed against corporations and individuals. The FCPA states that fines and penalties imposed upon individuals may not be paid directly or indirectly by any corporation for which they may have acted.

     In addition to the FCPA, a number of other U.S. criminal statutes have been used to prosecute corporations and individuals for questionable payments abroad. The mail and wire fraud statutes have been used to prosecute overseas payments to foreign officials made by U.S. companies to obtain contract approvals and work permits. The False Statements Act, which prohibits making false statements or representations in any matter within the jurisdiction of any department or agency of the U.S. government, has been invoked in a number of different cases, including prosecution of a company for allegedly falsifying its Shipper's Export Declaration form filed with the Department of Commerce because payments to foreign officials were not deducted in calculating export values. Also, criminal charges under U.S. currency reporting laws, income tax laws, antitrust laws and conspiracy laws have been lodged by the U.S. Department of Justice against various corporations in connection with payments to foreign government officials.

     Any questions regarding the requirements of the FCPA and related laws should be directed to the Company's Counsel. It remains imperative that close and prompt attention be given to any transaction, no matter how insignificant, that could conceivably give rise to violations of the FCPA. Set forth below are specific guidelines for all employees.

     1. No employee in this country or in a foreign country should pay, offer or authorize any bribe or make any other unlawful payment on the Company's behalf, no matter how small the amount. This prohibition extends to services and amenities and payments to consultants, agents or other intermediaries when the employee has reason to believe that some part of the payment will be used for a bribe or otherwise to influence government action. Excessive commissions or fees may be evidence of a bribe.

     2. Expenditures for meals, entertainment and other normal social amenities with respect to foreign officials must not be extravagant and must conform to the laws and customs of the country in which the expenditures are incurred.

     3. Gifts may be given to foreign officials only if the gifts are of modest value and conform to normal social amenities in the official's country.

     4. AMTROL may pay or provide travel and other expenses of foreign officials who in the performance of their official duties incur reasonable and bona fide expenses in connection with AMTROL business operations.

     5. All contributions of money to political parties or officials thereof or to candidates for political office outside the United States must be approved in advance by the Company.

     6. Before engaging an agent, consultant, advisor or joint venture participant or other representative who may have dealings with a foreign government, agency or entity thereof on behalf of AMTROL, a sufficient investigation should be undertaken to ensure that any such representative does not intend to engage in any improper practices.

     7. All new or renewal contracts (whether oral or written) with consultants, representatives, agents, advisors, or joint venture participants who are expected to have dealings with foreign governments or agencies thereof or with public international organizations on behalf of AMTROL must be reviewed in advance by the Company's Counsel. Such contracts must contain a provision stating the contracting parties will comply with the FCPA, and, if a right to audit clause is included in such a contract, it should be made applicable to this provision.

     8. Neither the Company nor its employees should assist any third party in violating the laws of any country. This policy applies whether or not the Company's assistance itself violates the laws of any country.

     9. It is the Company's policy to obey both foreign and domestic tax laws and foreign exchange control laws. No employee should, on the Company's behalf, enter into any transaction which the employee knows or reasonably should know would violate such laws.

     10. Complete and accurate records shall be maintained of all transactions, including transactions that relate in any way to a foreign official. Any questions on how to record such transactions should be referred to the Company Counsel.

     11. Any transactions, no matter how insignificant, which might give rise to a violation of the FCPA, as well as any questions that may arise pertaining to matters discussed in this Policy, should be referred to the Company's Counsel.

                              X. RECORDS RETENTION

     Company records must be retained in a manner consistent with the Company's existing document retention policy, which incorporates all applicable legal requirements and mandated holding periods for certain types of records (these legally mandated holding periods affect certain tax records, environmental, safety and health records and other types of documents). Steps must be taken to assure that the Company's document retention policy is available to relevant personnel and that the document retention policy is implemented. No employee should tamper with or alter records or documents. No employee should remove or destroy records or documents prior to the specified date in the document retention policy or, if the destruction policy is suspended due to threatened or pending litigation or government investigation. If you have a question as to whether a record pertains to an investigation or impending proceeding, you must contact counsel before disposing of it. Note that the term "records" encompasses records in virtually every form, including, but not limited to, documents, tapes, photos, computer files, electronic mail.

                    XI. INTELLECTUAL AND PROPRIETARY PROPERTY

     Various laws govern the use of material and/or information which may be the subject of a trademark, patent or copyright or which may be treated as a trade secret. The Company may use (pursuant to licenses) and own various trademarks, patents, copyrights and trade secrets, now and in the future. To protect the Company's rights, employees' use of all such intellectual property must be in accordance with all applicable laws. Equally as important, the Company is committed to not infringing the legal rights of third parties with respect to trademarks, patents, copyrights and secrets owned by them.

     Patents and inventions have become increasingly important assets in our business. Accordingly, all employees are required to adhere to the following procedures:

     1.   Disclosure of Inventions.

          All Company employees should make a written submission to the Company's Counsel of any invention related to the Company's business which reasonably could result in a commercial product, a useable process, or an improvement in a commercial product or a useable process. An invention record form, available from the Engineering Department or Counsel should be submitted promptly after making an invention.

     2.   Notebooks and Other Records.

          All research and development work (including tests) on which you work should be recorded in ink in a bound notebook. All entries in your notebook should be dated and signed by you and by a witness who has not worked on the invention and who has read and understood the entry. Where record keeping is mostly on computer, hard copies of significant work should be made and kept. The computer printouts should be treated as important permanent corporate records and must be given to your supervisor if you leave the Company.

     3.   New Product Clearances and Design Change.

          It is AMTROL's policy to respect the valid intellectual property rights of others. New products and design changes to existing products must, therefore, be cleared for possible infringement of patents held by others. Any such new products or design changes must be brought to the attention of the Company's Counsel as soon as possible for two reasons (1) to guard against infringing rights of others and (2) to protect any inventions belonging to the Company. Do not wait until the new product or design has gone into production. (You should not wait or delay because, among other very important reasons, any publication or public use of an invention that takes place before the filing of a patent application in the United States may block foreign patent rights.)

     4.   Protecting the Company from Infringement Claims.

          If you learn of a patent that may have an impact on the Company's business, you must advise the Company's Counsel immediately.

     5.   Protecting the Company's Proprietary Rights and Trade Secrets.

          Whether or not you believe a proprietary matter may in the future be submitted for a patent application, you should take steps to protect it from unauthorized use by or disclosure to third parties. The Company's trade secret and proprietary information, including products in development, should only be conveyed to third parties pursuant to confidentiality and restricted use agreements prepared by counsel.

                       XII. INTEGRITY OF FINANCIAL RECORDS

          Financial records are the essential mechanism for controlling the functioning of the Company in any area. The integrity of these records is essential to this function. The following specific policies apply in this area:

     1. No false, artificial or fictitious entries may be made in the Company's financial records.

     2. No undisclosed or unrecorded funds or accounts of the Company may be established or maintained.

     3. No payment on the Company's behalf may be made with the intent that it may be used for any purpose other than that described by the documents supporting the payment.

     4. No dual or hidden set of official books may be maintained for any purpose.

     5. The Company's receipts and assets may not be deposited or maintained in any checking, loan, savings or other account or in a safety deposit or lock box at a financial institution or other location or facility without the approval of the Company President.

     6. Public Disclosure Obligations. As a company filing annual, quarterly and other reports with the Securities and Exchange Commission, it is of critical importance that our filings with the SEC be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that our public reports are complete, fair and understandable. The disclosure process is overseen by the Disclosure Committee, consisting of the President, the Chief Financial Officer, the Controller and other members of senior management. The disclosure process is designed to record, process, summarize and report material information to securityholders as required by applicable laws. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee, and, upon request, other employees in the disclosure process is a requirement of this Business Conduct Policy. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt accurate answers to inquiries related to our public disclosure requirements. All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

                 XIII. CONFLICTS OF INTEREST & DUTIES OF LOYALTY

     LOYALTY TO THE COMPANY. No employee should be or seem to be subject to influences, interests or relationships which conflict with the best interests of the Company. Employees must avoid actions or relationships that conflict or appear to conflict with their job responsibilities or the interests of the Company.

     A conflict of interest occurs when an employee's private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when an employee, or a member of his or her immediate family (including spouses, children, parents, parents and children in-law and anyone who shares an employees home), receive an improper personal benefit as a result of that employees position with the Company.

     No employee, consultant, agent or representative of the Company may have a direct or indirect personal interest in a party transacting business with the Company or in a transaction involving the Company or in an entity with interests adverse to the Company without the express consent of the Board of Directors. Disclosures of personal interest or other circumstances which might constitute conflicts of interest must be made promptly by the employee to the President of the Company and its Board of Directors. They will arrange for resolution of a potential conflict in a manner best suited to the interests of the Company and the individual. When an employee confronts a possible conflict of interest, prompt and full disclosure is the correct first step towards solving the problem.

                          SPECIFIC POLICY APPLICATIONS

     This Policy does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which employees of the Company must refrain are set out below.

     1. An employee who owns, directly or beneficially, a significant financial interest in an actual or potential supplier of goods or services or in a customer, or in a company in which the Company has an equity interest, may not, without full disclosure and specific written clearance by the Board of Directors, be assigned to a position in which the employee can influence decisions with respect to business with such supplier, customer or company. Likewise, a conflict of interest will be deemed to exist if such an employee acts as a director, officer, employee, partner, consultant or agent of such a business.

     Clearly included are employees who draw specifications for suppliers' products or services; recommend, evaluate, test or approve such things; or participate in the selection of, or arrangements with, suppliers.

     2. Accepting entertainment from an actual or potential competitor, supplier or customer is prohibited.

     3. The acceptance of gifts, gratuities, special allowances, discounts or other benefits not generally available to AMTROL is not permitted.

     4. No information obtained as a result of employment may be used for personal profit or as the basis for a "tip" to others unless such information has been made generally available to the public by the Company. This is true whether or not direct injury to the Company appears to be involved. However, it also embraces any situation in which undisclosed information may be used as the basis for inequitable bargaining with an outsider. For example, a tip to a friend about real estate property or a license which an employee knows is being considered for purchase or development by the Company would constitute a conflict.

     5. Appropriating for personal benefit a business opportunity that the Company might reasonably have an interest in pursuing, without first making the opportunity available to the Company.

     6. Outside activities that materially detract from or interfere with the full and timely performance by an employee of his or her services for the Company.

                        XIV. SPECIAL EMPLOYEE OBLIGATIONS

     1. CONFIDENTIAL & PROPRIETARY INFORMATION. No employee may disclose to anyone, or use, while employed or thereafter, any Confidential Information concerning the Company except as necessary to fulfill the obligations and perform the duties of the employee's position with the Company. Confidential Information includes, without limitation, information, knowledge or data about the Company's businesses, legal matters and exposures and liabilities, processes, products, methods, formulae, customers, customer-related information, prices, costs, business plans, legal matters, know-how, machines, manufacturing, compositions, services, purchasing, research and development, finance, data processing, engineering, inventions or discoveries. Confidential Information includes information whether or not it might be deemed a trade secret but does not include matters which are generally available to the public.

     Changes in employment status do not change an employee's responsibilities and obligations in relation to confidentiality, and upon leaving the Company's employ for any reason, no employee may take, without the Company's written consent, any drawing, document, record, copy, transcript or similar writing, photograph or other printed, written or recorded matter embodying any Confidential Information, and must turn over to the Company all such photographs or other printed, written or recorded matter which are within the employee's possession or control.

     2. INVENTIONS AND PATENTS. All inventions, discoveries, improvements, trade secrets, innovations and ideas, whether patentable or not, which are or have been made, conceived or discovered by any employee, individually or jointly with others, during his or her employment, whether or not during working hours, and within six months thereafter, and which in any way relate to the Company's business, arise out of any work done for or any information or assistance received from the Company, or relate to any actual or anticipated research or development activity of the Company, are the Company's property (and are referred to herein as "Inventions").

     All employees, in agreeing to comply with the terms of this Policy in the attached certification form, assign to the Company any right, title or interest he or she may have to any Invention and agree to execute any and all documents necessary to effect such an assignment. All employees must disclose promptly all Inventions to the Company and execute promptly upon request, during or after employment, any documents to transfer title, in any country, to any Invention, to the Company or its successors or assigns or to enforce patents, trademarks or copyrights thereon. Employees must also reasonably assist the Company in any litigation involving Inventions, or the Company's patents, trademarks or copyrights with which they have been materially involved.

     Whether or not the Company owns an Invention made by any employee while employed, if the employee uses any of the Company's equipment, supplies, facilities or trade secret information to make or conceive the Invention, the employee will be deemed to have granted the Company a royalty free right to make, use and sell the Invention.

     3. COMPETITION. No employee may render services, directly or indirectly, either on his or her own behalf or for anyone else, in connection with any equipment, product or service that is competitive to equipment, products or services manufactured, designed, sold or supplied by the Company. No employee may serve as a consultant to, or as a director, officer, employee, partner, agent or representative of an organization, person or persons that are or potentially are competitors of the Company.

                                   AMTROL INC.

                     BUSINESS CONDUCT POLICY - CERTIFICATION

Name

Address




I certify that:

     1. I have read the booklet entitled AMTROL Inc. Business Conduct Policy at least once and fully understand my responsibility to comply with the requirements, principles and policies contained in it. I agree as a condition of my employment and continued employment to comply with all of the requirements contained in this booklet. I recognize that my failure to comply with such principles and policies will be cause for disciplinary action or termination of my employment.

     2. Except as stated on the reverse side of this page, to my knowledge I have not violated any local or foreign laws in connection with the business of the Company and I am not aware of any such violation.

     3. I have no interest which might be deemed a conflict of interest under this policy, except as stated on the reverse side.



Signature


Date

NOTE: RETURN THIS PAGE TO THE HUMAN RESOURCES DEPARTMENT IF YOU HAVE MADE NO STATEMENT ON THE REVERSE SIDE. IF YOU HAVE A STATEMENT TO MAKE, RETURN IT TO THE COMPANY COUNSEL.